UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  22 November 2011

SIGNET JEWELERS LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number: 1-32349

Bermuda
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Clarendon House
2 Church Street
Hamilton
HM11
Bermuda
(Address of principal executive offices, including zip code)

441 296 5872
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item No.  2.02 -  Quarter 3 Results for Fiscal 2012

SIGNET REPORTS THIRD QUARTER EPS OF $0.30, UP FROM $0.07, DRIVEN BY A 10.6% RISE IN SAME STORE SALES

HAMILTON, Bermuda, November 22, 2011 - Signet Jewelers Limited ("Signet") (NYSE and LSE: SIG), today announced its results for the 13 weeks ended October 29, 2011 ("third quarter Fiscal 20121") and for the 39 weeks ended October 29, 2011.

Third Quarter Fiscal 2012 Highlights

•	Same store sales: up 10.6%
•	Total sales: $710.5 million, up 10.7%
•	Income before income taxes: $42.1 million, up $30.1 million from $12.0 million
•	Diluted earnings per share: $0.30, up $0.23 from $0.07

Mike Barnes, Chief Executive Officer, commented: "Our strong sales and earnings momentum continued into the third quarter, with same store sales up 10.6% and an increase in earnings per share to $0.30, or more than triple the prior year comparable period.  Our sustained positive performance is due to the excellent execution of our strategies by our team, and I would like to thank everyone at Signet who contributed to these results.

We are pleased with the start of the fourth quarter, and with the majority of our sales ahead of us, believe the superior quality of our in-store experience, our well-tested merchandising programs, and the exciting new advertising support, have us well positioned for the remainder of the Holiday Season."

Conference Call

There will be a conference call today at 8:30 a.m. Eastern Time (1:30 p.m. GMT and 5:30 a.m. Pacific Time) and a simultaneous audio webcast and slide presentation available at www.signetjewelers.com.  The slides are available to be downloaded from the website ahead of the conference call.  To help ensure the conference call begins in a timely manner, all participants should dial in 5 to 10 minutes prior to the scheduled start time.  The call details are:

US dial-in:	+1 (646) 254 3362	Access code: 4590918
European dial-in:	+44 (0)20 3140 8286	Access code: 4590918

A replay of the conference call and a transcript of the call will be posted on Signet's website as soon as is practical after the call has ended and will be available for one year.
_________
1.   Fiscal 2011 is the year ended January 29, 2011 and Fiscal 2012 is the year ending January 28, 2012.

RESULTS OF OPERATIONS

Third Quarter Fiscal 2012

Sales and operating income
In the third quarter of Fiscal 2012, Signet's same store sales were up 10.6%, compared to an increase of 7.2% in the 13 weeks ended October 30, 2010 ("third quarter of Fiscal 2011").  Total sales were $710.5 million (third quarter Fiscal 2011: $641.8 million), up $68.7 million or 10.7%.  The breakdown of the sales performance is set out in Table 1 below.

Table 1	Third Quarter Fiscal 2012
	US	UK	Signet
Sales, million	$563.0	$147.5	$710.5
% of total	79.2%	20.8%	100.0%

	US	UK	Signet
	%	%	%
Change in same store sales	13.9	(0.5)	10.6
Change in store space	(0.6)	(0.7)	(0.7)
Total change in sales at constant exchange rates1	13.3	(1.2)	9.9
Exchange translation impact	___	3.1	0.8
Change in sales as reported	13.3	1.9	10.7
____________
1.  Non-GAAP measure.

In the third quarter of Fiscal 2012, Signet's gross margin was $229.9 million (third quarter Fiscal 2011: $193.6 million), up $36.3 million or 18.8%.  The gross margin rate increased by 220 basis points to 32.4% (third quarter Fiscal 2011: 30.2%), primarily benefiting from leverage of store occupancy costs in the US and UK divisions. In addition, gross margin also benefited from an improved net bad debt to total sales ratio in the US division compared to the third quarter of Fiscal 2011.  The net bad debt to total US sales ratio was 5.4% (third quarter Fiscal 2011: 5.9%).  In-house customer finance participation in the US division was 61.3% (third quarter Fiscal 2011: 60.0%).  Total gross merchandise margin was down by 50 basis points, with the US division down 40 basis points and the UK division down 80 basis points.  Gross merchandise margin was impacted by the higher cost of commodities and a one-time watch promotion in the US division, largely offset by price increases.

For the third quarter of Fiscal 2012, selling, general and administrative expenses were $219.6million (third quarter Fiscal 2011: $201.5 million), up $18.1 million or 9.0%.  The major reasons for the increase were as follows: increased net advertising investment of $3.7 million; $1.5 million attributable to currency fluctuations; $1.1 million in higher 401(k) contributions; $7.1 million of the remaining increase was as a result of store staff costs, which flexed with sales, and the balance primarily reflected increased investment in IT, credit infrastructure and incentive compensation expense.

In the third quarter of Fiscal 2012, other operating income increased by $5.8 million to $32.2 million (third quarter Fiscal 2011: $26.4 million), up 22.0%.  This reflected increased interest income earned from higher outstanding receivables balances.

In the third quarter of Fiscal 2012, net operating income increased by $24.0 million to $42.5 million (third quarter Fiscal 2011: $18.5 million), up 129.7%.  The US division's net operating income increased by $30.7 million to $56.4 million (third quarter Fiscal 2011: $25.7 million), while the UK division's net operating loss increased by $3.4million to $5.0 million (third quarter Fiscal 2011: $1.6 million loss).

Operating margin increased by 310basis points to 6.0% (third quarter Fiscal 2011: 2.9%).  The US division's operating margin was up by 480 basis points to 10.0% (third quarter Fiscal 2011: 5.2%) and that of the UK division declined by 230basis points to -3.4% (third quarter Fiscal 2011: -1.1%).

Interest expense, net
In the third quarter of Fiscal 2012, net interest expense was $0.4 million (third quarter Fiscal 2011: $6.5 million).  The decrease was due to the prepayment of private placement notes during Fiscal 2011.

Income before income taxes
For the third quarter of Fiscal 2012, income before income taxes increased by $30.1million to $42.1 million (third quarter Fiscal 2011: $12.0 million), up 250.8%.

Income taxes
In the third quarter of Fiscal 2012, income tax expense was $16.0 million (third quarter Fiscal 2011: $6.0 million), reflecting higher income before income taxes.

Net income
Net income for the third quarter of Fiscal 2012 increased by $20.1 million to $26.1 million (third quarter Fiscal 2011: $6.0 million), up 335.0%.

Earnings per share
For the third quarter of Fiscal 2012, basic and diluted earnings per share were both $0.30 (third quarter Fiscal 2011: both $0.07), an increase of $0.23 or 328.6%.

39 weeks ended October 29, 2011

Sales and operating income
In the 39 weeks ended October 29, 2011, Signet's same store sales were up 10.2%, compared to a rise of 5.8% in the 39 weeks ended October 30, 2010.  Total sales were $2,395.4 million (39 weeks ended October 30, 2010: $2,166.9 million), up $228.5 million or 10.5%.  The breakdown of the sales performance is set out in Table 2 below.

Table 2	39 weeks ended October 29, 2011
	US	UK	Signet
Sales, million	$1,944.0	$451.4	$2,395.4
% of total	81.2%	18.8%	100.0%

	US	UK	Signet
	%	%	%
Change in same store sales	12.8	0.4	10.2
Change in store space	(0.9)	(1.2)	(0.9)
Total change in sales at constant exchange rates1,2	11.9	(0.8)	9.3
Exchange translation impact2	__-__	5.8	1.2
Change in sales as reported	11.9	5.0	10.5
____________
1. Non-GAAP measure.
2. The average US dollar to pound sterling exchange rate for the 39 weeks ended October 29, 2011 was $1.62 (39 weeks ended     October 30, 2010: $1.53).

In the 39 weeks ended October 29, 2011, Signet's gross margin was $874.4 million (39 weeks ended October 30, 2010: $724.4 million), up $150.0 million or 20.7%.  The gross margin rate increased by 310 basis points to 36.5% (39 weeks ended October 30, 2010: 33.4%).

In the 39 weeks ended October 29, 2011, selling, general and administrative expenses increased by $64.2 million to $707.9 million (39 weeks ended October 30, 2010: $643.7 million), up 10.0%.  Year to date, selling, general and administrative expenses as a percentage of sales remained unchanged compared to the comparable period in Fiscal 2011.  The major reasons for the increased expenses were as follows:  increased net advertising investment of $14.0 million; $7.6 million attributable to currency fluctuations; $4.1 million in higher 401(k) contributions; $22.8 million of the remaining increase was a result of store staff costs, which flexed with sales, and the balance primarily reflected increased investment in IT, credit infrastructure and incentive compensation expense.

In the 39 weeks ended October 29, 2011, other operating income increased by $15.7 million to $97.0 million (39 weeks ended October 30, 2010: $81.3 million), up 19.3%.

In the 39 weeks ended October 29, 2011, net operating income increased by $101.5 million to $263.5 million (39 weeks ended October 30, 2010: $162.0 million), up 62.7%.  The US division's net operating income increased by $112.2 million to $287.0 million (39 weeks ended October 30, 2010: $174.8 million), up 64.2%, while the net operating performance in the UK division deteriorated by $4.1 million to a loss of $2.4 million (39 weeks ended October 30, 2010: $1.7 million income).

Operating margin increased by 350 basis points to 11.0% (39 weeks ended October 30, 2010: 7.5%).  The US division's operating margin was up by 470 basis points to 14.8% (39 weeks ended October 30, 2010: 10.1%) and that of the UK division declined by 90 basis points to -0.5% (39 weeks ended October 30, 2010: 0.4%).

Interest expense, net
In the 39 weeks ended October 29, 2011, net interest expense was $3.8 million (39 weeks ended October 30, 2010: $21.2 million), including a write-off of $1.3 million of unamortized deferred financing fees related to the termination of the prior revolving credit facility.

Income before income taxes
In the 39 weeks ended October 29, 2011, income before income taxes increased by $118.9 million to $259.7 million (39 weeks ended October 30, 2010: $140.8 million), up 84.4%.

Income taxes
In the 39 weeks ended October 29, 2011, income tax expense was $91.9 million (39 weeks ended October 30, 2010: $45.8 million), being an effective tax rate of 35.4% (39 weeks ended October 30, 2010: 32.5%).  The increase in the effective tax rate was due to a greater proportion of US income, which is taxed at higher rates, and the favorable resolution at a higher level of non-recurring tax issues in the prior fiscal year. The anticipated effective tax rate for Fiscal 2012 is approximately 35.4%.

Net income
In the 39 weeks ended October 29, 2011, net income increased by $72.8 million to $167.8 million (39 weeks ended October 30, 2010: $95.0 million), up 76.6%.

Earnings per share
In the 39 weeks ended October 29, 2011, basic and diluted earnings per share were $1.94 and $1.93 per share, respectively (39 weeks ended October 30, 2010: $1.11 and $1.10 per share, respectively), an increase of 74.8% and 75.5%, respectively.

DIVISIONAL REVIEW

US division (about 80% of annual sales)
In the third quarter of Fiscal 2012, the US division's sales were $563.0 million (third quarter Fiscal 2011: $497.0 million), up $66.0 million or 13.3%.  Same store sales increased by 13.9% compared to a rise of 9.7% in the third quarter of Fiscal 2011.  Jared average unit selling price and same store sales were favorably impacted by approximately $76 and 8.3%, respectively, as a result of a one-time watch promotion.  See Table 3 below for further analysis of sales.

Table 3			Change from previous year
Third Quarter Fiscal 2012		Average		Same	Average
		unit selling	Total	store	unit selling
	Sales	price1	sales	sales	price1
Kay	$314.3m	$449	13.8%	13.0%	8.7%
Jared	$194.6m	$1,055	18.4%	18.3%	21.7%
Regional Brands	$54.1m	$443	(3.9)%	4.3%	7.3%
US division	$563.0m	$544	13.3%	13.9%	12.4%
 ____________
1. Excludes the charm bracelet category, a product with an average unit selling price considerably lower, and a multiple purchase and frequency of purchase much greater, than products historically sold by the division.

In the 39 weeks ended October 29, 2011, the US division's sales were $1,944.0 million (39 weeks ended October 30, 2010: $1,737.2 million), up $206.8 million or 11.9%.  Same store sales increased by 12.8% compared to a rise of 7.5% in the 39 weeks ended October 30, 2010.  See Table 4 below for further analysis of sales.

Table 4			Change from previous year
39 weeks ended October 29, 2011		Average		Same	Average
		unit selling	Total	store	unit selling
	Sales	price1	sales	sales	price1
Kay	$1,117.2m	$393	13.5%	13.6%	11.6%
Jared	$636.2m	$880	14.4%	14.0%	12.2%
Regional Brands	$190.6m	$403	(3.3)%	4.4%	11.3%
US division	$1,944.0m	$468	11.9%	12.8%	12.8%
 ____________
1. Excludes the charm bracelet category, a product with an average unit selling price considerably lower, and a multiple purchase and frequency of purchase much greater, than products historically sold by the division.

Stores opened and closed in the 39 weeks ended October 29, 2011, together with planned changes for the balance of Fiscal 2012 are set out in Table 5 below.

Table 5	Kay	Kay	Regional			Annual net
	Mall1	Off-Mall	Brands	Jared2	Total	space change
January 29, 2011	780	128	229	180	1,317	(2)%
Opened	8	10	-	1	19
Closed	(5)	(1)	(6)	___	(12)
October 29, 2011	783	137	223	181	1,324
Openings, planned	1	1	-	2	4
Closures, planned	(3)	(4)	(16)	___	(23)
January 28, 2012	781	134	207	183	1,305	0%
____________
1.  Includes stores in downtown locations.
2.  A Jared store is equivalent in size to about four mall stores.

UK division (about 20% of annual sales)
In the third quarter of Fiscal 2012, the UK division's sales were $147.5 million (third quarter Fiscal 2011: $144.8 million), up $2.7 million or 1.9%.  Sales were down 1.2% at constant exchange rates; non-GAAP measure, see Table 1.  Same store sales were down 0.5%, compared to a decline of 0.6% in the third quarter of Fiscal 2011.  See Table 6 below for further analysis of sales.

Table 6				Change from previous year
Third Quarter Fiscal 2012		Average		Total sales		Average
		unit		at constant	Same	unit
		selling	Total	exchange	store	selling
	Sales	price1,2	sales	rates3,4	sales	price2
H.Samuel	$78.3m	£61	3.0%	(0.2)%	0.0%	5.2%
Ernest Jones5	$69.2m	£300	0.6%	(2.4)%	(1.1)%	12.4%
UK division	$147.5m	£99	1.9%	(1.2)%	(0.5)%	6.5%
____________
1. The average unit selling price2 for H.Samuel was $99, for Ernest Jones was $486 and for the UK division was $160.

2. Excludes the charm bracelet category, a product with an average unit selling price considerably lower, and a multiple  purchase and frequency of purchase much greater, than product historically sold by the division.

3. Non-GAAP measure.
4. The exchange translation impact on the total sales of the UK division was 3.1%, H.Samuel was 3.2% and Ernest Jones was 3.0%.
5. Includes stores selling under the Leslie Davis nameplate.

In the 39 weeks ended October 29, 2011, the UK division's sales were $451.4 million (39 weeks ended October 30, 2010: $429.7 million), up $21.7 million or 5.0%.  Sales were down 0.8% at constant exchange rates; non-GAAP measure, see Table 1.  Same store sales increased by 0.4%, compared to a decline of 0.5% in the 39 weeks ended October 30, 2010.  See Table 7 below for further analysis of sales.

Table 7				Change from previous year
39 weeks ended October 29, 2011		Average		Total sales		Average
		unit		at constant	Same	unit
		selling	Total	exchange	store	selling
	Sales	price1,2	sales	rates3,4	sales	price2
H.Samuel	$239.2m	£61	6.9%	1.0%	2.0%	7.0%
Ernest Jones5	$212.2m	£284	3.2%	(2.6)%	(1.4)%	9.2%
UK division	$451.4m	£98	5.0%	(0.8)%	0.4%	6.5%
____________
1. The average unit selling price2 for H.Samuel was $99, for Ernest Jones was $460 and for the UK division was $159.
2. Excludes the charm bracelet category, a product with an average unit selling price considerably lower, and a multiple purchase and frequency of purchase much greater, than product historically sold by the division.
3. Non-GAAP measure.
4. The exchange translation impact on the total sales of the UK division was 5.8%, H.Samuel was 5.9% and Ernest Jones was 5.8%.
5. Includes stores selling under the Leslie Davis nameplate.

Stores opened and closed in the 39 weeks ended October 29, 2011, together with planned changes for the balance of Fiscal 2012, are set out in Table 8 below.

Table 8		Ernest		Annual net
	H.Samuel	Jones1	Total	space change
January 29, 2011	338	202	540	(2)%
Opened	22	2	4
Closed	(2)	(6)2	(8)
October 29, 2011	338	198	536
Openings, planned	-	-	-
Closures, planned	(5)	(1)	(6)
January 28, 2012	333	197	530	(1)%
____________
1.  Includes stores selling under the Leslie Davis nameplate.
2.  Includes one Ernest Jones store rebranded as H.Samuel.

Enquiries:	Tim Jackson, Investor Relations Director, Signet Jewelers	+1 (441) 296 5872
Press:	Alecia Pulman, ICR, Inc.	+1 (203) 682 8224
	Jonathan Glass, Brunswick	+44 (0)20 7404 5959

Signet operated 1,860 specialty retail jewelry stores at October 29, 2011, these included 1,324 stores in the US, where its store concepts include "Kay Jewelers", "Jared The Galleria Of Jewelry" and a number of regional names.  At the same date, Signet also operated 536 stores in the UK, where its store concepts are "H.Samuel," "Ernest Jones," and "Leslie Davis".  Further information on Signet is available at www.signetjewelers.com.  See also www.kay.com, www.jared.com, www.hsamuel.co.uk, and www.ernestjones.co.uk.

Investor Relations Program Details

Holiday Trading Statement
The Holiday Trading Statement is expected to be announced at 7:30 a.m. EST (12:30 p.m. GMT and 4:30 a.m. Pacific Time) on Tuesday, January 10, 2012.  There will be a conference call at 8:30 a.m. EST (1:30 p.m. GMT and 5:30 a.m. Pacific Time) and a simultaneous audio webcast available at www.signetjewelers.com.

Fourth Quarter Dividend
It is intended that the Board will announce the details of the fourth quarter dividend at the time of the Holiday Trading Statement, currently scheduled for January 10, 2012.

14th Annual ICR XChange Conference, Wednesday, January 11, 2012
Signet will be taking part in the ICR XChange Conference on Wednesday, January 11, 2012 at the Fountainebleau Miami Beach, Miami Beach, Florida.  Present will be Mike Barnes, Chief Executive Officer and Ron Ristau, Chief Financial Officer.  Mike Barnes, Ron Ristau and Tim Jackson, Investor Relations Director will also be available for meetings at the conference on Thursday, January 12, 2012.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, priorities, growth, strategies and the industry in which Signet operates.  The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet's business, financial market risks, deterioration in consumers' financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, and risks relating to Signet being a Bermuda corporation.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the "Risk Factors" section of Signet's Fiscal 2011 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 30, 2011.  Actual results may differ materially from those anticipated in such forward-looking statements.  Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Condensed Consolidated Income Statements
(Unaudited)

	13 weeks ended		39 weeks ended
	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010
	$ million	$ million	$ million	$ million

Sales	710.5	641.8	2,395.4	2,166.9
Cost of sales	(480.6)	(448.2)	(1,521.0)	(1,442.5)

Gross margin	229.9	193.6	874.4	724.4
Selling, general & administrative expenses	(219.6)	(201.5)	(707.9)	(643.7)
Other operating income, net	32.2	26.4	97.0	81.3

Operating income, net	42.5	18.5	263.5	162.0
Interest expense, net	(0.4)	(6.5)	(3.8)	(21.2)

Income before income taxes	42.1	12.0	259.7	140.8
Income taxes	(16.0)	(6.0)	(91.9)	(45.8)

Net income	26.1	6.0	167.8	95.0

Earnings per share - basic	$0.30	$0.07	$1.94	$1.11
- diluted	$0.30	$0.07	$1.93	$1.10

Condensed Consolidated Balance Sheets
(Unaudited)

	October 29,	January 29,	October 30,
	2011	2011	2010
	$ million	$ million	$ million

Assets

Current assets:
Cash and cash equivalents	349.6	302.1	414.9
Accounts receivable, net	891.2	935.9	769.5
Other receivables	27.5	38.2	22.2
Other current assets	97.7	79.2	77.8
Deferred tax assets	0.4	2.7	1.6
Income taxes recoverable	-	-	0.9
Inventories	1, 414.0	1,184.2	1,297.4

Total current assets	2,780.4	2,542.3	2,584.3

Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $678.0 million, $645.7 million and $631.8 million, respectively	385.8	379.0	389.6
Other assets	63.1	59.7	56.5
Deferred tax assets	102.2	86.0	114.0
Retirement benefit asset	32.6	22.8	3.2

Total assets	3,364.1	3,089.8	3,147.6

Liabilities and shareholders' equity

Current liabilities:
Loans and overdrafts	33.6	31.0	266.7
Accounts payable	195.1	125.9	179.3
Accrued expenses and other current liabilities	270.1	292.4	245.1
Deferred revenue	135.5	146.0	128.1
Deferred tax liabilities	108.3	77.1	97.7
Income taxes payable	30.0	38.6	-

Total current liabilities	772.6	711.0	916.9

Non-current liabilities:
Other liabilities	89.0	86.6	85.0
Deferred revenue	354.3	353.2	336.7

Total liabilities	1,215.9	1,150.8	1,338.6

Shareholders' equity:
Common shares of $0.18 par value: authorized 500 million shares, 86.9 million shares issued and outstanding (January 29, 2011: 86.2 million shares issued and outstanding; October 30, 2010: 85.7 million shares issued and outstanding)	15.6	15.5	15.4
Additional paid-in capital	217.2	196.8	178.5
Other reserves	235.2	235.2	235.2
Treasury shares	-	-	-
Retained earnings	1,821.4	1,662.3	1,556.9
Accumulated other comprehensive loss	(141.2)	(170.8)	(177.0)

Total shareholders' equity	2,148.2	1,939.0	1,809.0

Total liabilities and shareholders' equity	3,364.1	3,089.8	3,147.6

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	13 weeks ended		39 weeks ended
	October 29,	October 30,	October 29,	October 30,
	2011	2010	2011	2010
	$ million	$ million	$ million	$ million

Cash flows from operating activities:
Net income	26.1	6.0	167.8	95.0
Adjustments to reconcile net income to cash (used in)/provided by operating activities:
Depreciation of property, plant and equipment	22.3	23.8	67.3	71.3
Pension	(2.7)	(1.2)	(8.3)	(5.0)
Share-based compensation	5.3	3.2	12.3	7.7
Deferred taxation	4.6	16.4	2.2	20.1
Facility amendment fee amortization and charges	0.1	0.6	1.7	3.2
Other non-cash movements	(0.5)	(0.2)	(1.0)	(1.9)
Loss/(gain) on disposal of property, plant and equipment	0.1	-	0.1	(0.9)
Changes in operating assets and liabilities:
Decrease in accounts receivable	15.4	27.9	44.7	87.6
Decrease in other receivables and other assets	2.5	3.6	8.6	6.1
(Increase)/decrease in other current assets	(5.0)	(6.3)	3.4	1.8
Increase in inventories	(205.0)	(166.2)	(211.5)	(125.9)
Increase in accounts payable	49.4	63.9	60.2	112.0
Increase/(decrease) in accrued expenses and other liabilities	28.1	11.2	(17.7)	(20.5)
Decrease in deferred revenue	(5.4)	(7.0)	(9.4)	(10.9)
Decrease in income taxes payable	(14.5)	(33.1)	(8.4)	(43.6)
Effect of exchange rate changes on currency swaps	0.7	(0.3)	1.6	0.8

Net cash (used in)/provided by operating activities	(78.5)	(57.7)	113.6	196.9

Investing activities
Purchase of property, plant and equipment	(34.7)	(25.1)	(73.0)	(41.2)
Proceeds from sale of property, plant and equipment	-	-	-	1.7

Net cash used in investing activities	(34.7)	(25.1)	(73.0)	(39.5)

Financing activities:
Proceeds from issue of common shares	1.2	1.0	5.6	2.0
Credit facility fees paid	(0.1)	(0.3)	(1.7)	(1.3)
Proceeds from/(repayment of) short-term borrowings	20.7	12.8	2.4	(6.5)
Repayment of long-term debt	-	-	-	(50.9)

Net cash provided by/(used in) financing activities	21.8	13.5	6.3	(56.7)

Effect of exchange rate changes on cash and cash equivalents	0.8	(1.2)	0.6	(2.0)

Cash and cash equivalents at beginning of period	440.2	485.4	302.1	316.2
(Decrease)/increase in cash and cash equivalents	(91.4)	(69.3)	46.9	100.7

Cash and cash equivalents at end of period	349.6	414.9	349.6	414.9

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNET JEWELERS LIMITED

Date: November 22, 2011	By:	/s/ Ronald Ristau
Ronald Ristau
Chief Financial Officer